QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.1

AMENDMENT NO. 1 TO
VEECO INSTRUMENTS INC.
FIRST AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

         Effective January 1, 2003

        Section 3.02 of the Veeco Instruments Inc. First Amended and Restated Employee Stock Purchase Plan (the "Plan"), is hereby amended to read, in its entirety, as follows:

  3.02    Number of Shares Subject to Plan

  (a)
  The total number of shares of Stock available for Offerings under the Plan shall be 750,000 shares, subject to adjustment as set forth in paragraph (b) below. Such Stock may be authorized and unissued shares, treasury shares, or shares previously issued and reacquired by the Company. Any shares for which an Offering to purchase expires or is terminated or canceled may again be made subject to Offerings under the Plan.

  *    *    *    *    *

This Amendment was approved by Veeco's Board of Directors on October 24, 2002 and by its stockholders on May 9, 2003.

QuickLinks

AMENDMENT NO. 1 TO VEECO INSTRUMENTS INC. FIRST AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN